SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549




                                   FORM 8-K



                                CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                    of THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  June 11, 1997



                                  PAGES, INC.
   ________________________________________________________________________

                        Commission File Number 0-107475

       Incorporated - Delaware      IRS Identification Number 34-1297143




             801 94th Avenue North, St. Petersburg, Florida  37702



       Registrant's telephone number, including area code (813) 578-3300



Item 5.   OTHER EVENTS

      On Monday, June 9, 1997, the Company announced four new school book fair programs for Fall 1997. Each of these fairs is designed to meet specific reader interests with Pages' established school market as well as to increase demand in selected business and service locations. The four new book fairs are: Bargain Fairs, Corporate Fairs, The Good Book Program, and Pages PLUS. They represent an innovative approach to reach a growing market with quality books, while also leveraging Pages' long-standing reputation for value and convenience.

Each new book fair addresses specific consumer preferences. Bargain Fairs offer books priced between $0.99 and $2.99 in the full fair format. Corporate Fairs expand the audience for Pages' books to the workplace and include titles of recognized hardcover books which are attractively priced. The Good Book Program emphasizes positive childhood experiences which reinforce solid family values. Pages PLUS is a larger version of the traditional school book fair program and includes up to 1,000 titles and nine additional categories of related educational products. These new fairs are also being supported by a comprehensive marketing program.

S. Robert Davis, Chairman, commented "We are extremely excited about these additions to our core school book fair program. They reflect innovative concepts and are supported by strong titles and content which appeal to our readers. Initial response to our test marketing of these new programs has been very encouraging and we look forward to a national roll-out later this year."

The Company also announced that the Board of Directors, at its May 30, 1997 meeting, canceled the Stock Appreciation Rights awarded under the executive incentive compensation plan dated November 1, 1996.

The preceding contains a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements contained in this announcement that are not historical facts are forward looking statements. Actual results may differ from those projected in the forward looking statements. These forward looking statements involve risks and uncertainties. Investors are also directed to other risks discussed in other documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to update the information included in this presentation.













                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 11, 1997          Pages, Inc.__________________
                         (Registrant)



                         _____________________________
                         Steven L. Canan
                         Vice President, Treasurer
                         and Chief Financial Officer
                         (Principal Financial Officer
                          and Accounting Officer)